Exhibit 99.1

Hot Topic, Inc. Reports First Quarter Comp Sales Down 1.6%

CITY OF INDUSTRY, Calif.--(BUSINESS WIRE)--May 8, 2013--Hot Topic, Inc. (NASDAQ Global Select Market: HOTT) today announced the sales results for its first fiscal quarter (13 weeks ended May 4, 2013). A summary of the sales results by division (including Internet) is as follows:

	Comparable Sales % Change		Net Sales
	This Year (1)	Last Year	$ Millions	% Change To Last Year
FIRST QUARTER:
Hot Topic	-2.4%	9.5%	$121.8	-1.5%

Torrid	1.0%	2.5%	$53.0	10.7%

Total Co.	-1.6%	7.5%	$174.8	1.9%

(1) First quarter 2013 comparable sales are compared to the 13-week period ended May 5, 2012 as fiscal year 2012 was a 53-week year.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts, as well as a new test retail concept, Blackheart. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women. Torrid offers on-trend fashion apparel, lingerie and accessories inspired by and designed to fit the young, voluptuous woman who wears size 12 and up. Blackheart offers an expanded collection of dark, edgy, sexy lingerie, accessories and beauty products. As of May 4, 2013, the company operated 621 Hot Topic stores in all 50 states, Puerto Rico and Canada, 195 Torrid stores, 9 Blackheart stores, and Internet stores hottopic.com, torrid.com and blackheartlingerie.com.

This news release contains forward-looking statements, which may include statements relating to financial results, guidance, store and online operations (including closures, remodels and relocations), projections, financial performance including cost reductions and changes in business operations, and related matters. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable sales results, music, license and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with Internet sales, the effect of negative conditions in the economic environment (including global capital and credit markets), the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, relationships with our vendors, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended February 2, 2013, and its Quarterly Reports on Form 10-Q. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

CONTACT:
Hot Topic, Inc.
Investor Contact:
George Wehlitz, CFO 626-839-4681 x2174
or
Media Contact:
Jennifer Vides, 626-839-4681 x2970